Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

SECOND QUARTER 2022 RESULTS

Company Produces Significant Bottom Line Growth and Reiterates 2022 Guidance

Mayville, WI/August 2, 2022/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a full suite of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights:

●	Net sales grew approximately 15% to $138.3 million
●	Net income increased 80% to $5.9 million
●	Basic earnings per share increased $0.13 to $0.29 as compared to prior year period
●	Delivered Adjusted EBITDA of $18.2 million, up from $14.0 million for the same prior year period
●	Successfully subleased approximately one-third of the Hazel Park facility
●	Company reiterates 2022 guidance
●	Jag Reddy named President and CEO, as well as a director and Timothy Christen named non-executive Chair of the Board of Directors effective July 19, 2022

Jag Reddy, President and Chief Executive Officer noted, “I am excited to have joined MEC at such an interesting time in its proud 77-year history, with macroeconomic trends such as reshoring and the global realignment of supply chains creating significant new opportunities for growth. The MEC team delivered a solid performance this quarter and our outlook for the rest of the year remains positive. We are executing on our commitment to innovation, investments in manufacturing capabilities, and lean initiatives, and I firmly believe we are ideally positioned to take advantage of the growing market opportunities for our products and services. I am energized by my first few weeks at MEC, and the team is focused on leveraging the Company’s strengths to enhance our industry leading position.”

Second Quarter Financial Results

Net sales were $138.3 million for the second quarter of 2022, as compared to $120.2 million for same prior year period.  The 15% increase was primarily driven by contractual raw material price pass-throughs to customers, commercial pricing increases, and improved volumes.

Manufacturing margins were $18.3 million for the second quarter of 2022, as compared to $16.3 million for the same prior year period. The increase was driven by the impact of increased commercial pricing and greater demand, offset by Hazel Park transition costs of $1.9 million and other inflationary costs in the quarter.

Profit sharing, bonuses, and deferred compensation expenses were $1.2 million for the second quarter of 2022, a decrease from the $3.2 million recorded for the same prior year period. The $2.0 million decrease is primarily related to a decrease in deferred compensation expense due to fluctuations within the financial markets.

Other selling, general and administrative expenses were $6.4 million for the second quarter of 2022 as compared to $5.4 million for the same prior year period. The $1.0 million increase was principally attributable to higher consulting and professional fees, as well as inflationary pressures on wages and benefits.

Interest expense was $0.8 million for the second quarter of 2022 and $0.5 million for the same prior year period due to higher average debt levels as compared to the prior year period.

Income tax expense was $1.8 million for the second quarter of 2022 and $1.0 million for the same prior year period. Federal income tax expenses will be offset against our federal net operating loss carryforward of approximately $18.5 million until it is fully utilized.

Balance Sheet and Liquidity

Net debt was $79.1 million as of June 20, 2022, which is comprised of the outstanding balance on the Company’s revolver, finance lease liabilities, and equipment financing agreements. Our leverage ratio was 1.52 to 1.00 at the end of the second quarter.

The Company adopted the annual reporting guidance under ASC 842 Leases on January 1, 2022.  As a result, the Company has approximately $37.8 million in right-of-use assets, $4.8 million in current liabilities and $33.5 million in long term liabilities related to operating leases as of June 30, 2022.

Capital expenditures were in line with internal expectations at $26.4 million through the first half of the year, as compared to $17.0 million in the same period of last year. The increase relates to our ongoing commitment to investing in new technologies and automation and the build out and repurposing of assets at the Company’s Hazel Park, Michigan facility, which is expected to continue throughout the remainder of 2022.

Outlook

The Company is reiterating its 2022 financial outlook and continues to expect:

●	Net sales of between $480 million and $530 million,
●	Adjusted EBITDA between $58 million and $70 million.
●	This outlook assumes no revenues associated with the fitness customer.

The Company continues to expect capital expenditures for 2022 to be between $55 and $65 million, focused primarily on investments in new technology and automation, the addition of equipment relating to new programs with existing customers, and the repurposing of assets at the new Hazel Park, Michigan facility.

Reddy commented, “Our demand outlook remains positive through the end of the year as we continue to expand our relationships with current customers and explore opportunities with new customers. We expect our volumes will continue to steadily improve as we move through the second half of 2022 as supply chain issues constraining our customers start to subside.”

Conference Call

The Company will host a conference call on Wednesday, August 3rd, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (844) 200-6205 within the United States, call (833) 950-0062 within Canada, or +1 (929) 526-1599 from outside the United States and Canada and please use the Access Code: 768578.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the  negative impacts the COVID-19 pandemic has had and will continue to have on our business, financial condition, cash flows,  results of operations and supply chain, including the supply chain issues encountered by our original equipment manufacturer customers, the current inflationary pressures on wages, benefits, components, and manufacturing supplies and future uncertain impacts; risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; failure to compete successfully in our markets; our ability to realize net sales represented by our awarded business; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; political and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2021. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military, and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities, of which 19 are in operation, across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted

EBITDA represents EBITDA before stock-based compensation, Hazel Park transition costs due to the former fitness customer and impairment charges on long-lived assets and gain on contracts specifically purchased to meet obligations under the agreement with our former fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$105	$118
Receivables, net of allowances for doubtful accounts of $799 at June 30, 2022 and $631 at December 31, 2021	71,223	55,417
Inventories, net	74,103	70,157
Tooling in progress	5,317	3,950
Prepaid expenses and other current assets	4,580	2,924
Total current assets	155,328	132,566
Property, plant and equipment, net	129,509	120,746
Assets held for sale	1,288	—
Goodwill	71,535	71,535
Intangible assets, net	47,285	50,761
Operating lease assets	37,842	—
Other long-term assets	3,497	3,865
Total assets	$446,284	$379,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$58,679	$50,119
Current portion of operating lease obligation	4,803	—
Accrued liabilities:
Salaries, wages, and payroll taxes	9,670	8,684
Profit sharing and bonus	6,329	5,289
Current portion of deferred compensation	17,531	—
Other current liabilities	13,495	13,280
Total current liabilities	110,507	77,372
Bank revolving credit notes	76,063	67,610
Operating lease obligation, less current maturities	33,531	—
Deferred compensation, less current portion	2,949	25,117
Deferred income tax liability	11,040	8,641
Other long-term liabilities	1,725	2,462
Total liabilities	$235,815	$181,202
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,645,193 shares issued at June 30, 2022 and 21,386,382 at December 31, 2021	—	—
Additional paid-in-capital	199,899	197,186
Retained earnings	17,298	7,547
Treasury shares at cost, 1,112,502 shares at June 30, 2022 and 1,050,448 at December 31, 2021	(6,728)	(6,462)
Total shareholders’ equity	210,469	198,271
Total	$446,284	$379,473

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$138,337	$120,213	$274,589	$232,833
Cost of sales	120,079	103,933	241,449	201,777
Amortization of intangible assets	1,738	2,677	3,476	5,353
Profit sharing, bonuses, and deferred compensation	1,208	3,210	3,755	6,074
Employee stock ownership plan expense	1,330	228	1,820	701
Other selling, general and administrative expenses	6,396	5,362	12,121	10,059
Impairment of long-lived assets and gain on contracts	(906)	—	(2,089)	—
Income from operations	8,492	4,803	14,057	8,869
Interest expense	(765)	(504)	(1,332)	(1,036)
Income before taxes	7,727	4,299	12,725	7,833
Income tax expense	1,798	1,007	2,974	1,996
Net income and comprehensive income	$5,929	$3,292	$9,751	$5,837

Earnings per share:
Basic	$0.29	$0.16	$0.48	$0.29
Diluted	$0.29	$0.16	$0.47	$0.28

Weighted average shares outstanding:
Basic	20,581,945	20,454,541	20,490,944	20,316,936
Diluted	20,650,551	20,864,531	20,807,677	20,685,741

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,751	$5,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,975	10,236
Amortization	3,476	5,353
Allowance for doubtful accounts	168	49
Inventory excess and obsolescence reserve	87	(589)
Stock-based compensation expense	2,714	2,588
Loss (gain) on disposal of property, plant and equipment	(625)	66
Impairment of long-lived assets and gain on contracts	(2,089)	—
Deferred compensation	(4,637)	(170)
Non-cash lease expense	2,482	—
Other non-cash adjustments	176	151
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(15,973)	(16,331)
Inventories	(4,033)	(8,984)
Tooling in progress	(1,367)	1,033
Prepaids and other current assets	(1,561)	(1,094)
Accounts payable	9,275	14,324
Deferred income taxes	2,504	1,484
Operating lease obligations	(2,270)	—
Accrued liabilities	6,631	4,277
Net cash provided by operating activities	15,684	18,230
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(26,351)	(16,986)
Proceeds from sale of property, plant and equipment	5,228	414
Net cash used in investing activities	(21,123)	(16,572)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	218,867	157,388
Payments on bank revolving credit notes	(210,414)	(158,791)
Repayments of other long-term debt	(547)	—
Purchase of treasury stock	(2,323)	—
Payments on finance leases	(157)	(310)
Proceeds from the exercise of stock options	—	80
Other financing activities	—	(27)
Net cash provided by (used in) financing activities	5,426	(1,660)
Net decrease in cash and cash equivalents	(13)	(2)
Cash and cash equivalents at beginning of period	118	121
Cash and cash equivalents at end of period	$105	$119

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income and comprehensive income	$5,929	$3,292	$9,751	$5,837
Interest expense	765	504	1,332	1,036
Provision for income taxes	1,798	1,007	2,974	1,996
Depreciation and amortization	7,245	7,838	14,451	15,589
EBITDA	15,737	12,641	28,508	24,458
Hazel Park transition costs due to former fitness customer	1,889	—	3,816	—
Stock based compensation expense	1,456	1,388	2,714	2,588
Impairment of long-lived assets and gain on contracts	(906)	—	(2,089)	—
Adjusted EBITDA	$18,176	$14,029	$32,949	$27,046
Net sales	$138,337	$120,213	$274,589	$232,833
EBITDA Margin	11.4%	10.5%	10.4%	10.5%
Adjusted EBITDA Margin	13.1%	11.7%	12.0%	11.6%